EnCana closes sale of remaining 3.75 percent of
Syncrude for approximately $417 million

CALGARY, Alberta (July 10, 2003) – EnCana Corporation (TSX, NYSE: ECA) has closed the previously announced sale of its remaining 3.75 percent interest in the Syncrude project to Canadian Oil Sands Limited (Canadian Oil Sands) for approximately C$417 million, which is subject to adjustments.

EnCana sold an initial 10 percent interest in Syncrude in February 2003 to Canadian Oil Sands for approximately $1.070 billion. At that time, Canadian Oil Sands acquired an option to purchase, on similar terms and prior to year-end, EnCana’s remaining 3.75 percent share and an overriding royalty. Total proceeds from the two sales are approximately $1.487 billion. EnCana plans to use proceeds from the 3.75 percent interest sale for general corporate purposes.

Credit Suisse First Boston and RBC Capital Markets served as financial advisors to EnCana on the Syncrude transactions.

EnCana Corporation
EnCana is one of the world’s leading independent oil and gas companies with an enterprise value of approximately C$30 billion. EnCana is North America’s largest independent natural gas producer and gas storage operator. Ninety percent of the company’s assets are in four key North American growth platforms. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. Through its U.S. subsidiaries, EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deepwater Gulf of Mexico. The company has two key high potential international growth platforms: EnCana is the largest private sector oil producer in Ecuador and is the operator of a large oil discovery in the U.K. central North Sea. The company also conducts high upside potential New Ventures exploration in other parts of the world. EnCana is driven to be the industry’s high performance benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY – In the interests of providing EnCana shareholders and potential investors with information regarding EnCana, including management’s assessment of EnCana’s future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to, EnCana’s performance, per-share growth and returns, the use of proceeds of the remaining Syncrude interest sale and references to potential exploration.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations; imprecision of reserve estimates; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow to meet its current and future obligations; its ability to access external sources of debt and equity capital; the risk that the anticipated synergies to be realized by the merger of AEC and PanCanadian will not be realized; costs relating to the merger of AEC and PanCanadian being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana. Although EnCana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Further information on EnCana Corporation is available on the company’s Web site, www.encana.com.

FOR FURTHER INFORMATION:

Investor contact:	Media contact:
EnCana Corporate Development
Sheila McIntosh	Alan Boras
Senior Vice-President, Investor Relations	Manager, Media Relations
(403) 645-2194	(403) 645-4747

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